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                                                                     Exhibit 5.2

                             FOR IMMEDIATE RELEASE

                                  MAY 24, 1996





         SPORT SUPPLY GROUP, INC. (NYSE - GYM) STATED TODAY THAT ITS BOARD OF DIRECTORS HAS APPROVED A FORMAL PLAN TO DISPOSE OF THE COMPANY'S GOLF OPERATIONS AND TO REPORT SUCH OPERATIONS AS DISCONTINUED. MICHAEL J. BLUMENFELD, SPORT SUPPLY'S CHAIRMAN STATED, "SPORT SUPPLY GROUP IS COMPOSED OF TWO DYNAMIC BUSINESS SEGMENTS THAT NO LONGER COMPLEMENT EACH OTHER FINANCIALLY OR OPERATIONALLY. THIS SEPARATION WILL ALLOW SHAREHOLDERS AND INVESTORS TO REVIEW AND EVALUATE EACH OPERATION ON ITS OWN MERITS. WHILE WE DO NOT EXPECT TO REPORT 2ND QUARTER EARNINGS UNTIL MID-JUNE, A PRELIMINARY REVIEW OF CONTINUING OPERATIONS INDICATES THAT REVENUES INCREASED BY APPROXIMATELY 30%, GENERATING EARNINGS PER SHARE ONLY SLIGHTLY BELOW THE RESULTS IN THE COMPARABLE PERIOD FOR THE PRIOR YEAR. ON A SEQUENTIAL BASIS, THE 2ND QUARTER RESULTS FROM CONTINUING OPERATIONS MET THE COMPANY'S GOAL OF SEQUENTIAL IMPROVEMENT FROM THE FIRST QUARTER AND WE EXPECT THE CURRENT 3RD QUARTER TO CONTINUE THIS PROGRESSION."

         FOR ADDITIONAL INFORMATION, CONTACT MICHAEL J. BLUMENFELD AT (214) 484-9484.